Exhibit 3.1
PENNSYLVANIA DEPARTMENT OF STATE
CORPORATION BUREAU
Statement with Respect to Shares
Domestic Business Corporation
(15 Pa.C.S. § 1522)

Document will be returned to the
Name	name and address you enter to
Kristin Kolesar	the left.

Address
1500 Corporate Drive	Ü

City State Zip Code
Canonsburg, PA 15317

Fee: $70
     In compliance with the requirements of 15 Pa.C.S. § 1522(b) (relating to statement with respect to shares), the undersigned corporation, desiring to state the designation and voting rights, preferences, limitations, and special rights, if any, of a class or series of its shares, hereby states that:
1.	The name of the corporation is:
Mylan Inc.

2.	Check and complete one of the following:
☐	The resolution amending the Articles under 15 Pa.C.S. § 1522(b) (relating to divisions and determinations by the board), set forth in full, is as follows:

☑	The resolution amending the Articles under 15 Pa.C.S. § 1522(b) is set forth in full in Exhibit A attached hereto and made a part hereof.
3.	The aggregate number of shares of such class or series established and designated by (a) such resolution, (b) all prior statements, if any, filed under 15 Pa.C.S. § 1522 or corresponding provisions of prior law with respect thereto, and (c) any other provision of the Articles is 2,139,000 shares.

DSCB:15-1522-2
4.	The resolution was adopted by the Board of Directors or an authorized committee thereon on:
November 13, 2007

5.	Check, and if appropriate complete, one of the following:
☑	The resolution shall be effective upon the filing of this statement with respect to shares in the Department of State.

☐	The resolution shall be effective on: at .

Date	Hour

IN TESTIMONY WHEREOF, the undersigned corporation has caused this statement to be signed by a duly authorized officer thereof this

14 day of November, 07.

Mylan Inc.

Name of Corporation
/s/ Paul Campbell

Signature
Vice President of Accounting and Reporting

Title

EXHIBIT A
TO
ARTICLES OF AMENDMENT
Mylan Inc.
     NOW, THEREFORE, BE IT RESOLVED that pursuant to the authority granted to and vested in the Finance Committee (the “Committee”) as delegated to it by the Board of Directors of the Company pursuant to a board resolution dated October 30, 2007, in accordance with the provisions of the Amended and Restated Articles of Incorporation of the Company and Section 1522 of the Pennsylvania Business Company Law, as amended, the Committee hereby adopts and approves an amendment to the Amended and Restated Articles of Incorporation of the Company, as amended, which creates out of the authorized but unissued shares of Preferred Stock, par value $0.50 per share, of the Company a series of Preferred Stock, the designation and authorized number of shares of which, and the terms and relative rights, preferences and limitations of which, are set forth in Exhibit 1 hereto.
     FURTHER RESOLVED, that the Appropriate Officers (as defined in the resolutions of the Board of Directors adopted on October 30, 2007) are hereby authorized and directed to file with the Corporation Bureau of the Department of State of the Commonwealth of Pennsylvania a Statement with Respect to Shares of a Domestic Business Corporation (15 Pa.C.S. § 1522) which shall become effective upon filing with respect to the Convertible Preferred Stock.

EXHIBIT 1
AMENDMENT TO THE AMENDED AND RESTATED
ARTICLES OF INCORPORATION OF THE COMPANY
TO ESTABLISH A SERIES OF PREFERRED STOCK
          Section 1. Designation and Amount. The shares of such series shall be designated as “6.50% Mandatory Convertible Preferred Stock” (the “Convertible Preferred Stock”) and the number of shares constituting the Convertible Preferred Stock shall be 2,139,000 (including 279,000 shares subject to an underwriters’ overallotment option).
          Section 2. Certain Definitions. As used herein, the following terms shall have the meanings defined in this Section 2. Any capitalized term not otherwise defined herein shall have the meaning set forth in the Amended and Restated Articles of Incorporation, unless the context otherwise requires:
     “Affiliate” shall have the meaning given to that term in Rule 405 of the Securities Act of 1933, as amended, or any successor rule thereunder.
     “Agent Members” shall have the meaning set forth in Section 17(a) hereof.
     “Amended and Restated Articles of Incorporation” shall have the meaning set forth in the recitals.
     “Applicable Market Value” means, except as provided in Section 14(e), the average of the Daily Closing Price per share of Common Stock on each of the 20 consecutive Trading Days ending on the third Trading Day immediately preceding the Mandatory Conversion Date.
     “Board Of Directors” means the board of directors of the Company or, with respect to any action to be taken by such board of directors, any committee of the board of directors duly authorized to take such action.
     “Business Day” means any day other than a Saturday or Sunday or any other day on which commercial banks in The City of New York are authorized or required by law or executive order to close.
     “Cash Acquisition” means the consummation of any acquisition (whether by means of a liquidation, share exchange, tender offer, consolidation, recapitalization, reclassification, merger of the Company, or any sale, lease or other transfer of the consolidated assets of the Company and its subsidiaries) or a series of related transactions or events pursuant to which 90% or more of the Company’s Common Stock is exchanged for, converted into or constitutes solely the right to receive cash, securities or other property more than 10% of which consists of cash or securities or other property that are not, or upon issuance shall not be, traded on the New York Stock Exchange or quoted on the Nasdaq National Market.
     “Cash Acquisition Conversion” shall have the meaning set forth in Section 10(a) hereof.
     “Cash Acquisition Conversion Date” means the effective date of any Cash Acquisition Conversion of Convertible Preferred Stock pursuant to Section 10 hereof.
     “Cash Acquisition Conversion Notice” shall have the meaning set forth in Section 10(b) hereof.

     “Cash Acquisition Conversion Period” shall have the meaning set forth in Section 10(a) hereof.
     “Cash Acquisition Conversion Rate” means the Conversion Rate set forth in the table below for the applicable effective date of the Cash Acquisition and the applicable Cash Acquisition Stock Price (as Cash Acquisition Stock Prices in the column headings for the table below are adjusted pursuant to Section 14 hereof):

	Stock Price on Effective Date
Effective Date	$$14.00	$15.00	$17.50	$20.00	$25.00	$30.00	$35.00	$40.00	$45.00	$50.00	$75.00	$100.00

11/19/2007	59.2213	58.8767	58.3258	58.0679	57.9688	58.0618	58.1809	58.2817	58.3575	58.4121	58.5204	58.5411
11/15/2008	60.4749	59.9422	59.0455	58.5813	58.2927	58.3072	58.3759	58.4354	58.4767	58.5033	58.5432	58.5473
11/15/2009	62.4499	61.5412	59.9469	59.1076	58.5658	58.5076	58.5224	58.5360	58.5428	58.5458	58.5480	58.5480
11/15/2010	71.4286	66.6667	58.5480	58.5480	58.5480	58.5480	58.5480	58.5480	58.5480	58.5480	58.5480	58.5480
     If the Cash Acquisition Stock Price is in excess of $100.00 per share (as such amount is adjusted from time to time), then the Cash Acquisition Conversion Rate shall be the Minimum Conversion Rate. If the Cash Acquisition Stock Price is less than $14.00 per share (as such amount is adjusted from time to time), then the Cash Acquisition Conversion Rate shall be the Maximum Conversion Rate (as such amount is adjusted from time to time).
     If the effective date falls between the dates set forth under the heading “Effective Date” in the table above, or if the Cash Acquisition Stock Price falls between two amounts set forth in the table above, the Cash Acquisition Conversion Rate shall be determined by straight-line interpolation between the Cash Acquisition Conversion Rates set forth for the next higher and lower Cash Acquisition Stock Prices and/or effective dates, as applicable, based on a 365-day year.
     “Cash Acquisition Stock Price” means the consideration paid per share of Common Stock in a Cash Acquisition. If such consideration consists only of cash, the Cash Acquisition Stock Price shall equal the amount of cash paid per share. If such consideration consists of any property other than cash, the Cash Acquisition Stock Price shall be the average Daily Closing Price per share of the Common Stock on each of the 10 consecutive Trading Days up to, but not including, the effective date of the Cash Acquisition.
     “Common Stock” as used herein means the Company’s common stock, par value $0.50 per share, as the same exists at the Issue Date, or any other class of stock resulting from successive changes or reclassifications of such common stock consisting solely of changes in par value, or from par value to no par value, or from no par value to par value.
     “Conversion Date” shall have the meaning set forth in Section 11(a) hereof.
     “Conversion Rate” shall have the meaning set forth in Section 8(b) hereof.
     “Convertible Preferred Stock” shall have the meaning set forth in Section 1 hereof.
     “Corporate Trust Office” means the principal corporate trust office of the Transfer Agent at which, at any particular time, its corporate trust business shall be administered.
     “Company” shall have the meaning set forth in the recitals.
     “Daily Closing Price” of the Common Stock (or any other securities, cash or other property into which the Convertible Preferred Stock becomes convertible in connection with any Reorganization Event or which are distributed in a Spin-Off) on any Trading Day means the reported last sale price per share (or, if no last sale price is reported, the average of the bid and ask prices per share or, if more than one in either case, the average of the average bid and the average ask prices per share) on such date reported by the New York Stock Exchange, or, if the Common Stock (or such other property) is not listed on the New York Stock Exchange, as reported by the principal national securities exchange on which the Common Stock (or such other property) is listed or if the Common Stock (or such other property) is not so listed or quoted on a U.S. national securities exchange, as reported by the Nasdaq stock market, or, if no closing price for the Common Stock (or such property) is so reported, the last quoted bid price for the Common Stock (or such property) in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the market price of the Common Stock (or such property) on that date as determined by a nationally recognized independent investment banking firm retained for this purpose by the Company. For the purposes of this Statement with Respect to Shares, all references herein to the closing sale price and the last sale price reported of the Common Stock (or other property) on the New York Stock Exchange shall be the closing sale price and last reported sale price as reflected on the website of the New York Stock Exchange (www.nyse.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing price and the last reported sale price as reflected on the website of the New York Stock Exchange and as reported by Bloomberg Professional Service, the closing sale price and the last reported sale price on the website of the New York Stock Exchange shall govern.
     “Depositary” means DTC or its nominee or any successor appointed by the Company.
     “Dividend Cap” shall have the meaning set forth in Section 4A hereof.
     “Dividend Payment Date” means (i) the 15th calendar day of February, May, August and November of each year, or the following Business Day if such day is not a Business Day, prior to the Mandatory Conversion Date and (ii) the Mandatory Conversion Date.
     “Dividend Period” means the period ending on the day before a Dividend Payment Date and beginning on the preceding Dividend Payment Date or, if there is no preceding Dividend Payment Date, on the Issue Date.
     “Dividend Rate” shall have the meaning set forth in Section 4 hereof.
     “Dividend Reference Period” shall be:
     (i) in the case of any payment of a dividend other than in connection with a conversion pursuant to Section 8, 9 or 10 hereof, the five consecutive Trading Days beginning on and including the seventh Scheduled Trading Day immediately preceding the Dividend Payment Date for such dividend;
     (ii) in the case of a payment of dividends upon a conversion pursuant to Section 8 hereof, the five consecutive Trading Days ending on the second Trading Day immediately preceding the Mandatory Conversion Date;
     (iii) in the case of a payment of dividends upon a conversion pursuant to Section 9 hereof, the five consecutive Trading Days commencing on the third Trading Day immediately following the date on which the Transfer Agent receives a duly completed notice of conversion in accordance with Section 9(b); and
     (iv) in the case of a payment of dividends upon a conversion pursuant to Section 10 hereof, the five consecutive Trading Days ending on the Trading Day immediately preceding the effective date of the Cash Acquisition.
     “DTC” means The Depository Trust Company.

     “Early Conversion” shall have the meaning set forth in Section 9(a) hereof.
     “Early Conversion Date” shall have the meaning set forth in Section 9(e) hereof.
     “Electing Share” shall have the meaning set forth in Section 14(e) hereof.
     “Exchange Property” shall have the meaning set forth in Section 14(e) hereof.
     “Expiration Time” shall have the meaning set forth in Section 14(a)(v) hereof.
     “Fair Market Value” means (a) in the case of any Spin-Off, the fair market value of the portion of those shares of capital stock or similar equity interests so distributed applicable to one share of Common Stock as of the fifteenth Trading Day after the “ex-date” for such Spin-Off, and (b) in all other cases the fair market value as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Board of Directors.
     “Fixed Conversion Rates” means the Maximum Conversion Rate and the Minimum Conversion Rate.
     “Global Preferred Share” shall have the meaning set forth in Section 17 hereof.
     “Global Shares Legend” shall have the meaning set forth in Section 17 hereof.
     “Holder” means the Person in whose name the shares of the Convertible Preferred Stock are registered, which may be treated by the Company and the Transfer Agent as the absolute owner of the shares of Convertible Preferred Stock for the purpose of making payment and settling conversions and for all other purposes.
     “Initial Price” shall have the meaning set forth in Section 8(b) hereof.
     “Issue Date” shall mean November 19, 2007, the original date of issuance of the Convertible Preferred Stock.
     “Junior Stock” means the Company’s Common Stock, the Company’s Series A Junior Participating Cumulative Preferred Stock, if any, and each other class of capital stock or series of preferred stock established after the Issue Date, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Convertible Preferred Stock as to dividend rights or rights upon the Company’s liquidation, winding-up or dissolution.
     “Liquidation Preference” means, as to the Convertible Preferred Stock, $1,000.00 per share.
     “Mandatory Conversion Date” means November 15, 2010.
     “Market Disruption Event” means the occurrence or existence for more than one half hour period in the aggregate on any Scheduled Trading Day for the Common Stock (or any other securities, cash or other property into which the Convertible Preferred Stock becomes convertible in connection with any Reorganization Event) of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the New York Stock Exchange or otherwise) in the Common Stock (or such other property) or in any options, contracts or future contracts relating to the Common Stock (or such other property), and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.
     “Maximum Conversion Rate” shall have the meaning set forth in Section 8(b)(iii) hereof.

     “Minimum Conversion Rate” shall have the meaning set forth in Section 8(b)(i) hereof.
     “Non-U.S. Holder” means a Holder who is not a U.S. Holder.
     “Officer” means the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer, or the Secretary of the Company.
     “Officer’s Certificate” means a certificate of the Company, signed by any duly authorized Officer of the Company.
     “Parity Stock” means any class of capital stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series shall rank on a parity with the Convertible Preferred Stock as to dividend rights or rights upon liquidation, winding-up or dissolution.
     “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.
     “Record Date” means the 1st calendar day (whether or not such calendar day is a Business Day) of the calendar month in which the applicable Dividend Payment Date falls.
     “Record Holder” means the Holder of record of the Convertible Preferred Stock as they appear on the stock register of the Company at the close of business on a Record Date.
     “Reorganization Event” shall have the meaning set forth in Section 14(e) hereof.
     “Scheduled Trading Day” means a day that is scheduled to be a Trading Day on the primary U.S. national securities exchange or market on which the Common Stock is listed or, if the Common Stock is not listed on a U.S. national securities exchange, on the principal other market on which the Common Stock is then traded.
     “Senior Stock” means any class of capital stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series shall rank senior to the Convertible Preferred Stock as to dividend rights or rights upon liquidation, winding-up or dissolution.
     “Series A Junior Participating Preferred Stock” means the series of preferred stock, par value $0.50 per share, of the Company, designated as the “Series A Junior Participating Preferred Stock.”
     “Shelf Registration Statement” shall mean the shelf registration statement filed with the Securities and Exchange Commission to cover resales of shares of Common Stock by holders thereof, as described under Section 4A(f).
     “Spin-Off” shall have the meaning set forth in Section 14(a) hereof.
     “Threshold Appreciation Price” shall have the meaning set forth in Section 8(b) hereof.
     “Trading Day” means any day on which (i) there is no Market Disruption Event and (ii) the New York Stock Exchange is open for trading, or, if the Common Stock (or any other securities, cash or other property into which the Convertible Preferred Stock becomes convertible in connection with any Reorganization Event) is not listed on the New York Stock Exchange, any day on which the principal national securities exchange on which the Common Stock (or such other property) is listed is open for trading, or, if the Common Stock (or such other property) is not listed on a national securities exchange, any business day. A “Trading Day” only includes those days that have a scheduled closing time of

4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.
     “Transfer Agent” shall mean American Stock Transfer and Trust Company, the Company’s duly appointed transfer agent, registrar, redemption, conversion and dividend disbursing agent for the Convertible Preferred Stock. The Company may, in its sole discretion, remove the Transfer Agent with 10 days’ prior notice to the Transfer Agent; provided that the Company shall appoint a successor Transfer Agent who shall accept such appointment prior to the effectiveness of such removal.
     “U.S. Holder” means a Holder who is, for U.S. federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.
     “Voting Rights Class” shall have the meaning set forth in Section 6 hereof.
     “Voting Rights Triggering Event” shall be deemed to have occurred at any time that dividends on the Convertible Preferred Stock are in arrears and unpaid with respect to six or more Dividend Periods (whether or not consecutive).
          Section 3. Ranking. The Convertible Preferred Stock will, with respect to both dividend rights or rights upon the liquidation, winding-up or dissolution of the Company rank (i) senior to all Junior Stock, (ii) on parity with Parity Stock and (iii) junior to all Senior Stock.
          Section 4. Dividends.
          (a) Holders of shares of outstanding Convertible Preferred Stock shall be entitled, when, as and if declared by the Board of Directors out of funds of the Company legally available therefor, to receive cumulative dividends at the rate per annum of 6.50% per share on the Liquidation Preference (equivalent to $65.00 per annum per share), payable quarterly in arrears (the “Dividend Rate”). Dividends payable for each full Dividend Period will be computed by dividing the Dividend Rate by four and shall be payable in arrears on each Dividend Payment Date (commencing February 15, 2008) for the Dividend Period ending immediately prior to such Dividend Payment Date, to the holders of record of Convertible Preferred Stock on the close of business on the Record Date applicable to such Dividend Payment Date; provided that the Company shall not declare any dividend payable on any Dividend Payment Date following the first calendar day in the month in which such Dividend Payment Date occurs. Such dividends shall be cumulative from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the Issue Date, whether or not in any Dividend Period or periods there shall be funds of the Company legally available for the payment of such dividends and shall accrue on a day-to-day basis, whether or not earned or declared, from and after the Issue Date. Dividends payable for any period other than a full Dividend Period, including the initial Dividend Period ending immediately prior to February 15, 2008, shall be computed on the basis of days elapsed over a 360-day year consisting of twelve 30-day months. Accumulations of dividends on shares of Convertible Preferred Stock shall not bear interest. The initial dividend on the Convertible Preferred Stock for the first Dividend Period, commencing on the Issue Date (assuming an Issue Date of November 19, 2007), to but excluding February 15, 2008, will be $15.53 per share, and when, as and if declared, will be payable, when and if declared on February 15, 2008 provided that the Company is legally permitted to pay such dividends at such time. Each subsequent quarterly dividend on the Convertible Preferred Stock, when, as and if declared, will be $16.25 per share, subject to adjustment as provided for in Section 18(c).
          (b) No dividend shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Convertible Preferred Stock with respect to any Dividend Period unless all dividends for all preceding Dividend Periods shall have been declared and paid or declared and a sufficient sum or number of shares of Common Stock shall have been set apart for the payment of such dividend, upon all outstanding shares of Convertible Preferred Stock.

          (c) Holders of shares of Convertible Preferred Stock shall not be entitled to any dividends on the Convertible Preferred Stock, whether payable in cash, property or stock, in excess of full cumulative dividends. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Convertible Preferred Stock which may be in arrears.
          Section 4A. Method of Payment of Dividends.
          (a) All dividends (or any portion of any dividend) on the Convertible Preferred Stock, whether or not for a current Dividend Period or any prior Dividend Period (including in connection with the payment of accrued, cumulated and unpaid dividends to the extent required to be paid pursuant to Section 8, 9 or 10), may be paid, as determined in the Company’s sole discretion:
          (i) in cash;
          (ii) by delivery of shares of Common Stock; or
          (iii) through any combination of cash and Common Stock.
          (b) Common Stock issued in payment or partial payment of a dividend shall be valued for such purpose at 97% of the average of the Daily Closing Price per share of Common Stock on each of the five consecutive Trading Days during the applicable Dividend Reference Period.
          (c) Dividend payments on the Convertible Preferred Stock shall be made in cash, except to the extent the Company elects to make all or any portion of such payment in Common Stock by giving notice to Holders thereof of such election and the portion of such payment that shall be made in cash and the portion of such payment that shall be made in Common Stock no later than 10 Trading Days prior to the Dividend Payment Date for such dividend (or, in the case of any dividend paid pursuant to Section 8, 9 or 10 hereof, in compliance with the notification requirements set forth in such Sections).
          (d) In respect of any shares of Common Stock issued in payment or partial payment of a dividend to a Non-U.S. Holder, the Company may, in lieu of delivering all such shares of Common Stock to such Non-U.S. Holder, withhold and sell (or direct the Transfer Agent or any paying agent on behalf of the Company to withhold and sell) such number of shares of Common Stock as the Company deems necessary, to result in proceeds from such sale (after deduction of customary commissions, which shall be for the account of such Non-U.S. Holder) to pay all or any part of any U.S. withholding tax obligation that the Company has (as determined by it in its sole discretion) in respect of the payment or partial payment of such dividend of shares of Common Stock to such Non-U.S. Holder.
          (e) Subject to Section 13 hereof, no fractional shares of Common Stock shall be delivered to Holders in payment or partial payment of a dividend.
          (f) Notwithstanding the foregoing, in no event shall the number of shares of Common Stock delivered in connection with any dividend payment exceed an amount equal to the total dividend payment divided by 9.00, subject to adjustment in the same manner (but on an inversely proportional basis pursuant to the methodology described in Section 14(c)(ii) hereof for adjustments to each Cash Acquisition Stock Price) as each Fixed Conversion Rate as set forth in Section 14 hereof (the “Dividend Cap”). To the extent the Company delivers the maximum number of whole shares of Common Stock equal to the Dividend Cap on the Convertible Preferred Stock with respect to which the Company has notified the Holder that such dividends would be paid in shares of Common Stock in accordance with Section 4(c) above, the Company shall be deemed to have paid in full such amount of accrued, cumulated and unpaid dividends on such Convertible Preferred Stock. However, in the Company’s sole discretion, the Company may elect to pay any such deficiency resulting from the Dividend Cap in cash.
          (g) To the extent that the Company determines that a Shelf Registration Statement is required in connection with the issuance of, or for resales of, Common Stock issued as payment of a dividend, including dividends paid in connection with a conversion, the Company shall, to the extent such a Shelf Registration Statement is not currently filed and effective, use its reasonable best efforts to file and maintain the effectiveness of such a Shelf Registration Statement until the earlier of such time as all sales of Common Stock have been resold thereunder and such time as all such shares are freely tradeable without registration.
          Section 5. Payment Restrictions.
          (a) Unless all accrued, cumulated and unpaid dividends on the Convertible Preferred Stock for all prior Dividend Periods shall have been paid in full, the Company may not:
     (i) declare or pay any dividend or make any distribution of assets on any Junior Stock, other than dividends or distributions in the form of Junior Stock and cash solely in lieu of fractional shares in connection with any such dividend or distribution;
     (ii) redeem, purchase or otherwise acquire any shares of Junior Stock or pay or make any monies available for a sinking fund for such shares of Junior Stock, other than (A) upon conversion or exchange for other Junior Stock or (B) the purchase of fractional interests in shares of any Junior Stock pursuant to the conversion or exchange provisions of such Junior Stock;
     (iii) declare or pay any dividend or make any distribution of assets on any shares of Parity Stock, other than dividends or distributions in the form of Parity Stock or Junior Stock and cash solely in lieu of fractional shares in connection with any such dividend or distribution; or
     (iv) redeem, purchase or otherwise acquire any shares of Parity Stock, except upon conversion into or exchange for other Parity Stock or Junior Stock and cash solely in lieu of fractional shares in connection with any such conversion or exchange.
          (b) When dividends are not paid in full upon the shares of Convertible Preferred Stock for all prior Dividend Periods, all dividends declared on the Convertible Preferred Stock and any other Parity Stock shall be paid either (i) pro rata so that the amount of dividends so declared on the shares of Convertible Preferred Stock and each such other class or series of Parity Stock shall in all cases bear to each other the same ratio as cumulated dividends on the shares of Convertible Preferred Stock and such class or series of Parity Stock bear to each other or (ii) on another basis that is at least as favorable to each Holder of the Convertible Preferred Stock entitled to receive such dividends.
          Section 6. Voting Rights.
          (a) The Holders of the Convertible Preferred Stock shall have no voting rights except as set forth below or as otherwise required by Pennsylvania law from time to time:
     (i) If and whenever at any time or times a Voting Rights Triggering Event occurs, then the Holders of shares of Convertible Preferred Stock, voting as a single class with any Parity Stock having similar voting rights that are exercisable (the “Voting Rights Class”), shall be entitled at the Company’s next regular or special meeting of shareholders of the Company to elect two additional directors to the Company’s Board of Directors. Upon the election of any such additional directors, the number of directors that comprise the Board of Directors shall be increased by such number of additional directors.
     (ii) Such voting rights may be exercised at a special meeting of the holders of the shares of the Voting Rights Class, called as hereinafter provided, or at any annual meeting of shareholders held for the purpose of electing directors, and thereafter at each such annual meeting until such time as all dividends in arrears on the shares of Convertible Preferred Stock shall have been paid in full, at which time or times such voting rights and the term of the directors elected pursuant to Section 6(a)(i) shall terminate.
     (iii) At any time when voting rights pursuant to Section 6(a)(i) shall have vested and be continuing in Holders of the Convertible Preferred Stock, or if a vacancy shall exist in the office of any such additional director, the Board of Directors may call, and, upon written request of the Holders of record of at least twenty-five percent (25%) of the outstanding Convertible Preferred Stock, addressed to the chairman of the Board of Directors, shall call a special meeting of the holders of shares of the Voting Rights Class (voting as a single class) for the purpose of electing the directors, that such holders are entitled to elect. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of shareholders at the place for holding annual meetings of shareholders of the Company, or, if none, at a place designated by the Board of Directors. Notwithstanding the provisions of this Section 6(a)(iii), no such special meeting shall be called during a period within the 60 days immediately preceding the date fixed for the next annual meeting of shareholders, in which such case, the election of directors pursuant to Section 6(a)(i) shall be held at such annual meeting of shareholders.
     (iv) At any meeting at which the holders of the Voting Rights Class shall have the right to elect directors as provided herein, the presence in person or by proxy of the Holders of shares of Convertible Preferred Stock representing more than fifty percent (50%) in voting power of the then outstanding shares of the Convertible Preferred Stock shall be required and shall be sufficient to constitute a quorum of such class for the election of directors by such class. The affirmative vote of the holders of the Voting Rights Class constituting a majority of the Voting Rights Class present at such meeting, in person or by proxy, shall be sufficient to elect any such director.
     (v) Any director elected pursuant to the voting rights created under this Section 6(a) shall hold office until the next annual meeting of shareholders (unless such term has previously terminated pursuant to Section 6(a)(ii)) and any vacancy in respect of any such director shall be filled only by vote of the remaining director so elected by holders of the Voting Rights Class, or if there be no such remaining director, by the holders of shares of the Voting Rights Class at a special meeting called in accordance with the procedures set forth in this Section 6(a), or, if no such special meeting is called, at the next annual meeting of shareholders. Upon any termination of such voting rights, the term of office of all directors elected pursuant to this Section 6(a) shall terminate.
     (vi) So long as any shares of Convertible Preferred Stock remain outstanding, unless a greater percentage shall then be required by law, the Company shall not, without the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of Convertible Preferred Stock and all other shares of the Voting Rights Class, voting as a single class, in person or by proxy, at an annual meeting of the Company’s shareholders or at a special meeting called for such purpose, or by written consent in lieu of such meeting, alter, repeal or amend, whether by merger, consolidation, combination, reclassification or otherwise, any provisions of the Company’s Amended and Restated Articles of Incorporation or the provisions hereof if the amendment would amend, alter or affect the powers, preferences or rights of the Convertible Preferred Stock so as to adversely affect the Holders thereof, including, without limitation, the creation of, increase in the authorized number of, or issuance of, shares of any class or series of Senior Stock.
     (vii) In exercising the voting rights set forth in this Section 6(a), each share of Convertible Preferred Stock and any other shares of the Voting Rights Class participating in the votes described above shall be in proportion to the liquidation preference of each such share.
          (b) The Company may authorize, increase the authorized amount of, or issue any class or series of Parity Stock or Junior Stock, without the consent of the Holders of Convertible Preferred Stock, and in taking such actions the Company shall not be deemed to have affected adversely the rights, preferences, privileges or voting rights of Holders of shares of Convertible Preferred Stock.
          Section 7. Liquidation, Dissolution or Winding-Up.
          (a) In the event of any liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary, each Holder of Convertible Preferred Stock shall be entitled to receive and to be paid out of the assets of the Company available for distribution to its shareholders, the Liquidation Preference plus all cumulated and unpaid dividends thereon in preference to the holders of, and before any payment or distribution is made on, any Junior Stock, including, without limitation, Common Stock.
          (b) Neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the assets or business of the Company (other than in connection with the liquidation, winding-up or dissolution of its business) nor the merger or consolidation of the Company into or with any other Person shall be deemed to be a liquidation, winding-up or dissolution, voluntary or involuntary, for the purposes of this Section 7.
          (c) After the payment to the Holders of the shares of Convertible Preferred Stock of full preferential amounts provided for in this Section 7, the Holders of Convertible Preferred Stock as such shall have no right or claim to any of the remaining assets of the Company.
          (d) If upon the voluntary or involuntary liquidation, winding-up or dissolution of the Company, the amounts payable with respect to the Liquidation Preference of the Convertible Preferred Stock and all Parity Stock are not paid in full, the holders of the Convertible Preferred Stock and the Parity Stock will share equally and ratably in any distribution of the Company’s assets in proportion to the full liquidation preference and accumulated and unpaid dividends to which such holders are entitled.
          Section 8. Mandatory Conversion on the Mandatory Conversion Date.
          (a) Each share of Convertible Preferred Stock shall automatically convert (unless previously converted at the option of the Holder in accordance with Section 9 hereof or pursuant to an exercise of a Cash Acquisition Conversion right pursuant to Section 10 hereof) on the Mandatory Conversion Date, into a number of shares of Common Stock equal to the Conversion Rate.
          (b) The “Conversion Rate” shall be as follows:
     (i) if the Applicable Market Value of the Common Stock is equal to or greater than $17.08 (the “Threshold Appreciation Price”), then the Conversion Rate shall be equal to 58.5480 shares of Common Stock per share of Convertible Preferred Stock (the “Minimum Conversion Rate”);
     (ii) if the Applicable Market Value of the Common Stock is less than the Threshold Appreciation Price but greater than $14.00 (the “Initial Price”), then the Conversion Rate shall be equal to $1,000.00 divided by the Applicable Market Value of the Common Stock; or
     (iii) if the Applicable Market Value of the Common Stock is less than or equal to the Initial Price, then the Conversion Rate shall be equal to 71.4286 shares of Common Stock per share of Convertible Preferred Stock (the “Maximum Conversion Rate”).
          (c) The Minimum Conversion Rate, the Maximum Conversion Rate, the Threshold Appreciation Price and the Initial Price are each subject to adjustment in accordance with the provisions of Section 14 hereof.
          (d) The Holders of Convertible Preferred Stock on the Mandatory Conversion Date shall have the right to receive an amount equal to all accrued, cumulated and unpaid dividends on the Convertible Preferred Stock (in the manner provided in Section 4A hereof; provided that if the Company elects to pay any accrued and unpaid dividends through the issuance of additional shares of Common Stock, the Company shall have provided the Holders of the Convertible Preferred Stock notice of any such election and the portion of such payment that will be made in Common Stock 10 Trading Days prior to the Mandatory Conversion Date, and the Company shall deliver shares of Common Stock and cash, if applicable, in respect of such payment on the Mandatory Conversion Date), whether or not declared prior to that date, for the Dividend Period ending immediately prior to the Mandatory Conversion Date and all prior Dividend Periods (other than previously declared dividends on the Convertible Preferred Stock payable to Record Holders as of a prior date) provided that the Company is legally permitted to pay such dividends at such time.

          Section 9. Early Conversion at the Option of the Holder.
          (a) Other than during the Cash Acquisition Conversion Period, shares of the Convertible Preferred Stock are convertible, in whole or in part, at the option of the Holder thereof (“Early Conversion”) at any time prior to the Mandatory Conversion Date, into shares of Common Stock at the Minimum Conversion Rate, subject to adjustment as set forth in Section 14 hereof.
          (b) Any written notice of conversion pursuant to this Section 9 shall be duly executed by the Holder, and specify:
     (i) the number of shares of Convertible Preferred Stock to be converted;
     (ii) the name(s) in which such Holder desires the shares of Common Stock issuable upon conversion to be registered and whether such shares of Common Stock are to be issued in book-entry or certificated form (subject to compliance with applicable legal requirements if any of such certificates are to be issued in a name other than the name of the Holder);
     (iii) if certificates are to be issued, the address to which such Holder wishes delivery to be made of such new certificates to be issued upon such conversion; and
     (iv) any other transfer forms, tax forms or other relevant documentation required and specified by the Transfer Agent, if necessary, to effect the conversion.
          (c) If specified by the Holder in the notice of conversion that shares of Common Stock issuable upon conversion of the Convertible Preferred Stock shall be issued to a person other than the Holder surrendering the shares of Convertible Preferred Stock being converted, then the Holder shall pay or cause to be paid any transfer or similar taxes payable in connection with the shares of Common Stock so issued.
          (d) Upon receipt by the Transfer Agent of a completed and duly executed notice of conversion as set forth in Section 9(b), compliance with Section 9(c), if applicable, and surrender of a certificate representing share(s) of Convertible Preferred Stock to be converted (if held in certificated form), the Company shall, within three Business Days or as soon as possible thereafter (except in the case of shares of Common Stock issued pursuant to clause (f) below), issue and shall instruct the Transfer Agent to register the number of shares of Common Stock to which such Holder shall be entitled upon conversion in the name(s) specified by such Holder in the notice of conversion. If a Holder elects to hold its shares of Common Stock issuable upon conversion of the Convertible Preferred Stock in certificated form, the Company shall promptly send or cause to be sent, by hand delivery (with receipt to be acknowledged) or by first-class mail, postage prepaid, to the Holder thereof, at the address designated by such Holder in the written notice of conversion, a certificate or certificates representing the number of shares of Common Stock to which such Holder shall be entitled upon conversion. In the event that there shall have been surrendered a certificate or certificates representing shares of Convertible Preferred Stock, only part of which are to be converted, the Company shall issue and deliver to such Holder or such Holder’s designee in the manner provided in the immediately preceding sentence a new certificate or certificates representing the number of shares of Convertible Preferred Stock that shall not have been converted.
          (e) The issuance by the Company of shares of Common Stock upon a conversion of shares of Convertible Preferred Stock in respect of the Liquidation Preference of such shares in accordance with the terms hereof shall be deemed effective immediately prior to the close of business on the day (the “Early Conversion Date”) of receipt by the Transfer Agent of the notice of conversion and other documents, if any, set forth in Section 9(b) hereof, compliance with Section 9(c), if applicable, and the surrender by such Holder or such Holder’s designee of the certificate or certificates representing the shares of Convertible Preferred Stock to be converted (if held in certificated form), duly assigned or endorsed for transfer to the Company (or accompanied by duly executed stock powers relating thereto).
          (f) Subject to clause (g) below, a Holder of a share of Convertible Preferred Stock on the Early Conversion Date with respect to such share shall have the right to receive all accrued, cumulated and unpaid dividends (in the manner provided in Section 4A hereof; provided that if the Company elects to pay any accrued and unpaid dividends through the issuance of additional shares of Common Stock, the Company shall have provided the Holder of the Convertible Preferred Stock being converted notice of any such election and the portion of such payment that will be made in Common Stock not later than two Trading Days after the Early Conversion Date, and the Company shall deliver shares of Common Stock and cash, if applicable, in respect of such payment no later than the eighth Trading Day following the Early Conversion Date), whether or not declared prior to that date, for the portion of the then-current Dividend Period until the Early Conversion Date and for all prior Dividend Periods ending on or prior to the Dividend Payment Date immediately preceding the Early Conversion Date (other than previously declared dividends on the Convertible Preferred Stock payable to Record Holders as of a prior date) provided that the Company is then legally permitted to pay such dividends. Except as described above, upon any optional conversion of the Convertible Preferred Stock, the Company shall make no payment or allowance for unpaid dividends on the Convertible Preferred Stock.
          (g) Notwithstanding clause (f) above, in the case of a conversion that occurs during the period from 5:00 p.m., New York City time, on a Record Date for any dividend to 9:00 a.m., New York City time, on the following Dividend Payment Date:
     (i) the Record Holder of the converted share(s) of Convertible Preferred Stock on such Record Date will receive such dividend on such Dividend Payment Date;
     (ii) the Holder who delivers such share(s) of Convertible Preferred Stock for conversion will receive any accrued, cumulated and unpaid dividends on such share(s), as described in clause (f) above, for all prior Dividend Periods ending on or prior to the next preceding Dividend Payment Date but, subject to subclause (i) above, shall not be entitled to receive any accrued dividends for the portion of the then-current dividend period until the Early Conversion Date; and
     (iii) share(s) of Convertible Preferred Stock surrendered for conversion during such period must be accompanied by an amount in cash equal to (i) the dividend payable on the following Dividend Payment Date with respect to the share(s) so converted, minus (ii) the amount of accrued dividends for the portion of the then current dividend period until the Early Conversion Date.
          Section 10. Cash Acquisition Conversion.
          (a) In the event of a Cash Acquisition, the Holders of the Convertible Preferred Stock shall have the right to convert their shares of Convertible Preferred Stock during a period (the “Cash Acquisition Conversion Period”) that begins on the effective date of such Cash Acquisition and ends on a date that is 15 days after such effective date, which period must end prior to the Mandatory Conversion Date (such right of the Holders to convert their shares pursuant to this Section 10(a) being the “Cash Acquisition Conversion”) at the Cash Acquisition Conversion Rate (as adjusted pursuant to Section 14).
          (b) On or before the twentieth day prior to the date on which the Company anticipates consummating the Cash Acquisition, a written notice (the “Cash Acquisition Conversion Notice”) shall be sent by or on behalf of the Company, by first-class mail, postage prepaid, to the Record Holders as they appear on the stock register of the Company. Such notice shall contain:
     (i) the date on which the Cash Acquisition is anticipated to be effected;
     (ii) whether Holders shall have Cash Acquisition Conversion rights in connection with such Cash Acquisition;
     (iii) if Holders have Cash Acquisition Conversion rights in connection with such Cash Acquisition, (A) the first date, which shall be the effective date of such Cash Acquisition, on which the Cash Acquisition Conversion right may be exercised and (B) the date, which shall be 15 days after the effective date of the Cash Acquisition, by which the Cash Acquisition Conversion right must be exercised;

     (iv) if Holders have Cash Acquisition Conversion rights in connection with such Cash Acquisition, whether the Company shall elect to pay any amount payable pursuant to Section 10(c) below in shares of Common Stock, cash or a combination of cash and Common Stock; and
     (v) the instructions a Holder must follow to exercise the Cash Acquisition Conversion right, if any, in connection with such Cash Acquisition.
          (c) Upon any conversion pursuant to Section 10(a), in addition to issuing the Holders shares of Common Stock at the Cash Acquisition Conversion Rate, the Company shall either,
     (i) pay the converting Holders in cash (A) an amount equal to any accrued, cumulated and unpaid dividends on the shares of Convertible Preferred Stock subject to such Cash Acquisition Conversion, whether or not declared and including the pro rata portion of the accrued dividend for the then current Dividend Period (other than previously declared dividends on the Convertible Preferred Stock payable to Record Holders as of a prior date) and (B) the present value of all remaining dividend payments on the shares of Convertible Preferred Stock then outstanding through and including the Mandatory Conversion Date (excluding the pro rata portion of the accrued dividend for the then current Dividend Period) (the present value of the remaining future dividend payments shall be computed using a discount rate equal to 6.50%); provided that at such time the Company is then legally permitted to pay such dividends, or
     (ii) increase the number of shares of Common Stock issuable upon conversion of the Convertible Preferred Stock by an amount equal to (A) the amount set forth in clause (i) above, divided by (B) the Cash Acquisition Stock Price; provided, that, (x) in no event shall the Company increase the number of shares of Common Stock to be issued in excess of the amount equal to the amount set forth in clause (i) above divided by $9.00, subject to adjustment in the same manner as each Fixed Conversion Rate as set forth in Section 14 hereof (but on an inversely proportionate basis pursuant to the methodology described in Section 14(c)(ii) hereof for adjustments to each Cash Acquisition Stock Price) and (y) to the extent the Company delivers the maximum number of whole shares of Common Stock required by this clause (ii), the Company will be deemed to have paid in full the amount required to be paid pursuant to this clause (c). However, in the Company’s sole discretion, it may elect to pay any such deficiency resulting from such cap in cash.
          (d) To exercise a Cash Acquisition Conversion right, a Holder shall deliver to the Transfer Agent at its Corporate Trust Office, no earlier than the effective date of the Cash Acquisition, and no later than 5:00 p.m., New York City time on or before the date by which the Cash Acquisition Conversion right must be exercised as specified in the notice, the certificate(s) (if such shares are held in certificated form) evidencing the shares of Convertible Preferred Stock with respect to which the Cash Acquisition Conversion right is being exercised, duly assigned or endorsed for transfer to the Company, or accompanied by duly executed stock powers relating thereto, or in blank, with a written notice to the Company stating the Holder’s intention to convert early in connection with the Cash Acquisition containing the information set forth in Section 9(b) and providing the Company with payment instructions.
          (e) If a Holder does not elect to exercise the Cash Acquisition Conversion right pursuant to this Section 10, in lieu of shares of Common Stock, the Company shall deliver to such Holder on the Mandatory Conversion Date or an Early Conversion Date, such cash, securities and other property as determined in accordance with Section 14(e) hereof.
          (f) Upon a Cash Acquisition Conversion, the Transfer Agent shall, in accordance with the instructions provided by the Holder thereof in the written notice provided to the Company as set forth above, deliver to the Holder such cash and securities issuable upon such Cash Acquisition Conversion, together with payment of cash in lieu of any fraction of a share, as provided in Section 13. Such delivery shall take place upon, and only to the extent of, the consummation of such Cash Acquisition Conversion.

          (g) In the event that a Cash Acquisition Conversion is effected with respect to shares of Convertible Preferred Stock representing less than all the shares of Convertible Preferred Stock held by a Holder, upon such Cash Acquisition Conversion the Company shall execute and the Transfer Agent shall countersign and deliver to the Holder thereof, at the expense of the Company, a certificate evidencing the shares of Convertible Preferred Stock as to which Cash Acquisition Conversion was not effected.
          Section 11. Conversion Procedures.
          (a) On the Mandatory Conversion Date, the Cash Acquisition Conversion Date or any Early Conversion Date (collectively, a “Conversion Date”), dividends on any shares of Convertible Preferred Stock converted to Common Stock shall cease to accrue and cumulate, and such shares of Convertible Preferred Stock shall cease to be outstanding, in each case, subject to the right of Holders of such shares to receive shares of Common Stock into which such shares of Convertible Preferred Stock are convertible and any accrued, cumulated and unpaid dividends on such shares to which they are otherwise entitled pursuant to Section 8, 9 or 10 hereof, as applicable.
          (b) The person or persons entitled to receive the Common Stock issuable upon any such conversion shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of the close of business on the applicable Conversion Date. No allowance or adjustment, except as set forth in Section 14, shall be made in respect of dividends payable to holders of Common Stock of record as of any date prior to such applicable Conversion Date. Prior to such applicable Conversion Date, shares of Common Stock issuable upon conversion of any shares of Convertible Preferred Stock shall not be deemed outstanding for any purpose, and Holders of shares of Convertible Preferred Stock shall have no rights with respect to the Common Stock (including voting rights, rights to respond to tender offers for the Common Stock and rights to receive any dividends or other distributions on the Common Stock) by virtue of holding shares of Convertible Preferred Stock.
          (c) Shares of Convertible Preferred Stock duly converted in accordance herewith, or otherwise reacquired by the Company, shall resume the status of authorized and unissued Preferred Stock, undesignated as to series and available for future issuance.
          (d) In the event that a Holder of shares of Convertible Preferred Stock shall not by written notice designate the name in which shares of Common Stock to be issued upon conversion of such Convertible Preferred Stock should be registered or the address to which the certificate or certificates representing such shares of Common Stock should be sent, the Company shall be entitled to register such shares, and make such payment, in the name of the Holder of such Convertible Preferred Stock as shown on the records of the Company and to send the certificate or certificates representing such shares of Common Stock to the address of such Holder shown on the records of the Company.
          Section 12. Reservation of Common Stock.
          (a) The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock or shares held in the treasury of the Company, solely for issuance upon the conversion of shares of Convertible Preferred Stock as herein provided, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Convertible Preferred Stock then outstanding. For purposes of this Section 12(a), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Convertible Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.
          (b) Notwithstanding the foregoing, the Company shall be entitled to deliver upon conversion of shares of Convertible Preferred Stock, as herein provided, shares of Common Stock reacquired and held in the treasury of the Company (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such treasury shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

          (c) All shares of Common Stock delivered upon conversion of the Convertible Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders),
          (d) Prior to the delivery of any securities that the Company shall be obligated to deliver upon conversion of the Convertible Preferred Stock, the Company shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.
          (e) The Company hereby covenants and agrees that, if at any time the Common Stock shall be listed on the New York Stock Exchange or any other national securities exchange or automated quotation system, the Company shall, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all Common Stock issuable upon conversion of the Convertible Preferred Stock; provided, however, that if the rules of such exchange or automated quotation system permit the Company to defer the listing of such Common Stock until the first conversion of Convertible Preferred Stock into Common Stock in accordance with the provisions hereof, the Company covenants to list such Common Stock issuable upon conversion of the Convertible Preferred Stock in accordance with the requirements of such exchange or automated quotation system at such time.
          Section 13. Fractional Shares.
          (a) No fractional shares of Common Stock shall be issued as a result of any conversion of shares of Convertible Preferred Stock or as a result of any payment of dividends on the Convertible Preferred Stock in shares of Common Stock.
          (b) In lieu of any fractional share of Common Stock otherwise issuable in respect of any mandatory conversion pursuant to Section 8 hereof or a conversion at the option of the Holder pursuant to Section 9 or a cash acquisition conversion pursuant to Section 10 hereof or as a result of the election of the Company to pay any dividend in shares of Common Stock in accordance with Section 4A hereof, the Company shall at its option either (i) issue to such Holder a whole share of Common Stock or (ii) pay an amount in cash (computed to the nearest cent) equal to the same fraction of the average Daily Closing Price of the Common Stock for the applicable Dividend Reference Period.
          (c) If more than one share of the Convertible Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Convertible Preferred Stock so surrendered. If the Company pays dividends in Common Stock on more than one share of the Convertible Preferred Stock held at any one time by or for the same Holder, the number of full shares of Common Stock payable in connection with such dividend shall be computed on the basis of the aggregate number of shares of the Convertible Preferred Stock so held.
          Section 14. Anti-Dilution Adjustments to the Fixed Conversion Rates. (a) Each Fixed Conversion Rate shall be adjusted from time to time as follows:
     (i) Stock Dividends and Distributions and Subdivisions, Splits and Combinations of the Common Stock. If the Company issues Common Stock as a dividend or distribution on the Common Stock to all holders of the Common Stock, or if the Company effects a share split or share combination of the Common Stock, each Fixed Conversion Rate will be adjusted based on the following formula:

CR1	=	CR0 × OS1 / OS0

where:

CR0	=	the Fixed Conversion Rate in effect immediately prior to the adjustment relating to such event
CR1	=	the new Fixed Conversion Rate in effect taking such event into account
OS0	=	the number of shares of Common Stock outstanding immediately prior to such event
OS1	=	the number of shares of Common Stock outstanding immediately after such event
     Any adjustment made pursuant to this subclause (i) shall become effective on the date that is immediately after (x) the date fixed for the determination of holders of Common Stock entitled to receive such dividend or other distribution or (y) the date on which such split or combination becomes effective, as applicable. If any dividend or distribution described in this subclause (i) is declared but not so paid or made, each new Fixed Conversion Rate shall be readjusted to the Fixed Conversion Rate that would then be in effect if such dividend or distribution had not been declared.
     (ii) Issuance of Stock Purchase Rights. If the Company issues to all holders of the Common Stock any rights, warrants, options or other securities entitling them for a period of not more than 45 days after the date of issuance thereof to subscribe for or purchase shares of Common Stock, or if the Company issues to all holders of Common Stock securities convertible into Common Stock for a period of not more than 45 days after the date of issuance thereof, in either case at an exercise price per share of Common Stock or a conversion price per share of Common Stock less than the Daily Closing Price of the Common Stock on the Trading Day immediately preceding the time of announcement of such issuance, each Fixed Conversion Rate will be adjusted based on the following formula:

CR1	=	CR0 × (OS0 + X) / (OS0 + Y)

where:

CR0	=	the Fixed Conversion Rate in effect immediately prior to the adjustment relating to such event
CR1	=	the new Fixed Conversion Rate taking such event into account
OS0	=	the number of shares of Common Stock outstanding immediately prior to such event
X	=	the total number of shares of Common Stock issuable pursuant to such rights, warrants, options, other securities or convertible securities
Y	=	the number of shares of Common Stock equal to the quotient of (A) the aggregate price payable to exercise such rights, warrants, options, other securities or convertible securities and (B) the average of the closing prices of the Common Stock for the 10 consecutive Trading Days prior to the Trading Day immediately preceding the date of announcement for the issuance of such rights, warrants, options, other securities or convertible securities.
     For purposes of this subclause (ii), in determining whether any rights, warrants, options, other securities or convertible securities entitle the holders to subscribe for or purchase, or exercise a conversion right for, Common Stock at less than the Daily Closing Price of the Common Stock on the applicable date, and in determining the aggregate exercise or conversion price payable for such Common Stock, there shall be taken into account any consideration the Company receives for such rights, warrants, options, other securities or convertible securities and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined by the Board of Directors. If any right, warrant, option, other security or convertible security described in this subclause (ii) is not exercised or converted prior to the expiration of the exercisability or convertibility thereof, the new Fixed Conversion Rate shall be readjusted to the Fixed Conversion Rate that would then be in effect if such right, warrant, option, other security or convertible security had not been so issued.

     Any adjustment made pursuant to this subclause (ii) shall become effective on the date that is immediately after the date fixed for the determination of holders of Common Stock entitled to receive such rights, warrants, options, other securities or convertible securities.
     (iii) Debt or Asset Distribution.
     (A) If the Company distributes capital stock, evidences of indebtedness or other assets or property of the Company to all holders of the Common Stock, excluding:
     (x) dividends, distributions, rights, warrants, options, other securities or convertible securities referred to in subclause (i) or (ii) above,
     (y) dividends or distributions paid exclusively in cash, and
     (z) Spin-Offs described in subclause (iii)(B) below,
then each Fixed Conversion Rate will be adjusted based on the following formula:

CR1	=	CR0 × SP0 / (SP0 - FMV)

where:

CR0	=	the Fixed Conversion Rate in effect immediately prior to the adjustment relating to such event
CR1	=	the new Fixed Conversion Rate taking such event into account
SP0	=	the Daily Closing Price of the Common Stock on the Trading Day immediately preceding the ex-dividend date for such distribution
FMV	=	the Fair Market Value of the capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of Common Stock on the earlier of the record date or the ex-dividend date for such distribution.
     An adjustment to each Fixed Conversion Rate made pursuant to this subclause (iii)(A) shall be made successively whenever any such distribution is made and shall become effective on the date fixed for the determination of holders of Common Stock entitled to receive such distribution for such distribution.
     If any such dividend or distribution described in this subclause (iii)(A) is declared but not paid or made, each new Fixed Conversion Rate shall be readjusted to be the Fixed Conversion Rate that would then be in effect if such dividend or distribution had not been declared.
     (B) If the Company distributes to all holders of the Common Stock capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit of the Company (a “Spin-Off”), each Fixed Conversion Rate in effect immediately before the close of business on the date fixed for determination of holders of Common Stock entitled to receive such distribution will be adjusted based on the following formula:

CR1	=	CR0 × (FMV0 + MP0) / MP0

where:

CR0	=	the Fixed Conversion Rate in effect immediately prior to the adjustment relating to such event
CR1	=	the new Fixed Conversion Rate taking such event into account
FMV0	=	the average of the Daily Closing Prices of the capital stock or similar equity interest distributed to holders of Common Stock applicable to one share of Common Stock over the first 10 consecutive Trading Days after the effective date of the Spin-Off

MP0	=	the average of the Daily Closing Prices of the Common Stock over the first 10 consecutive Trading Days after the effective date of the Spin-Off.
     An adjustment to each Fixed Conversion Rate made pursuant to this subclause (iii)(B) will occur on the 10th Trading Day from and including the effective date of the Spin-Off; provided that in respect of any conversion within the 10 Trading Days immediately following and including the date of the Spin-Off, references with respect to the Spin-Off to “10 Trading Days” shall be deemed replaced with such lesser number of Trading Days as have elapsed between the effective date of such Spin-Off and the conversion date in determining the applicable Fixed Conversion Rate.
     If any such dividend or distribution described in this subclause (iii)(B) is declared but not paid or made, each new Fixed Conversion Rate shall be readjusted to be the Fixed Conversion Rate that would then be in effect if such dividend or distribution had not been declared.
     (iv) Cash Distributions. If the Company pays or makes any dividend or distribution consisting exclusively of cash to all holders of Common Stock, each Fixed Conversion Rate will be adjusted based on the following formula:

CR1	=	CR0 × SP0 / (SP0 - C)

where:

CR0	=	the Fixed Conversion Rate in effect immediately prior to the adjustment relating to such event
CR1	=	the new Fixed Conversion Rate taking such event into account
SP0	=	the average of the Daily Closing Prices of the Common Stock over the 10 consecutive Trading Day period ending on the date fixed for determination of the holders of Common Stock entitled to receive such dividend or distribution
C	=	the amount in cash per share that the Company distributes to holders of the Common Stock.
     An adjustment to each Fixed Conversion Rate made pursuant to this subclause (iv) shall become effective on the date fixed for determination of the holders of Common Stock entitled to receive such dividend or distribution. If any dividend or distribution described in this subclause (iv) is declared but not so paid or made, each new Fixed Conversion Rate shall be readjusted to the Fixed Conversion Rate that would then be in effect if such dividend or distribution had not been declared.
     (v) Self Tender Offers and Exchange Offers. If the Company or any of its subsidiaries makes a payment in respect of a tender offer or exchange offer for the Common Stock to the extent that the cash and value of any other consideration included in the payment per share of Common Stock exceeds the Daily Closing Price per share of Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Time”), each Fixed Conversion Rate will be adjusted based on the following formula:

CR1	=	CR0 × (AC + (SP1 × OS1)) / (SP1 × OS0)

where:

CR0	=	the Fixed Conversion Rate in effect immediately prior to the adjustment relating to such event
CR1	=	the new Fixed Conversion Rate taking such event into account
AC	=	the aggregate Fair Market Value of all cash and any other consideration paid or payable for the Common Stock purchased in such tender or exchange offer
OS0	=	the number of shares of Common Stock outstanding immediately prior to the date such tender or exchange offer expires

OS1	=	the number of shares of Common Stock outstanding immediately after such tender or exchange offer expires (after giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer)
SP1	=	the average of the Daily Closing Prices of the Common Stock for the 10 consecutive Trading Days commencing on the Trading Day next succeeding the date such tender or exchange offer expires; provided that in respect of any conversion within the 10 Trading Day period commencing on the Trading Day next succeeding such expiration date, references to “10 consecutive Trading Days” shall be deemed replaced with such number of Trading Days as have elapsed between the expiration of such tender or exchange offer and the conversion date.
     If the application of the foregoing formula would result in a decrease in a Fixed Conversion Rate, no adjustment to such Fixed Conversion Rate will be made. Any adjustment to a Fixed Conversion Rate made pursuant to this subclause (v) shall become effective on the date immediately following the determination of the average of the Daily Closing Prices of the Common Stock for purposes of SP1 above. If the Company or one of its subsidiaries is obligated to purchase Common Stock pursuant to any such tender or exchange offer but is permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, each new Fixed Conversion Rate shall be readjusted to be the Fixed Conversion Rate that would be in effect if such tender or exchange offer had not been made.
     (vi) Rights Plans. If the Company has in effect a rights plan while any shares of Convertible Preferred Stock remain outstanding, Holders of Convertible Preferred Stock will receive, upon a conversion of Convertible Preferred Stock, in addition to Common Stock, rights under the Company’s shareholder rights agreement unless, prior to such conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from the Common Stock. If the rights provided for in the rights plan have separated from the Common Stock in accordance with the provisions of the applicable shareholder rights agreement so that holders of Convertible Preferred Stock would not be entitled to receive any rights in respect of the Common Stock, if any, that the Company is required to deliver upon conversion of Convertible Preferred Stock, each Fixed Conversion Rate will be adjusted at the time of separation as if the Company had distributed to all holders of the Common Stock, capital stock, evidences of indebtedness or other assets or property pursuant to subclause (iii)(A) above, subject to readjustment upon the subsequent expiration, termination or redemption of the rights.
          (b) Adjustment for Tax Reasons. The Company may make such increases in each Fixed Conversion Rate, in addition to any other increases required by this Section 14, if the Board of Directors deems it advisable to avoid or diminish any income tax to holders of the Common Stock resulting from any dividend or distribution of the Company’s shares (or issuance of rights or warrants to acquire shares) or from any event treated as such for income tax purposes or for any other reasons; provided that the same proportionate adjustment must be made to each Fixed Conversion Rate.
          (c) Calculation of Adjustments; Adjustments to Threshold Appreciation Price, Initial Price and Cash Acquisition Stock Price.
     (i) No adjustment in any Fixed Conversion Rate will be required unless the adjustment would require an increase or decrease of at least 1% of the Fixed Conversion Rate. If the adjustment is not made because the adjustment does not change the Fixed Conversion Rate by at least 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment. All required calculations will be made to the nearest cent or 1/10,000th of a share. Notwithstanding the foregoing, all adjustments not previously made shall have effect with respect to any conversion of Convertible Preferred Stock pursuant to Section 8, 9 or 10 hereof. If an adjustment is made to the Fixed Conversion Rates pursuant to Section 14(a)(i), 14(a)(ii), 14(a)(iii), l4(a)(iv), 14(a)(v) or 14(b), an inversely proportional adjustment shall also be made to the Threshold Appreciation Price and the Initial Price solely for purposes of determining which of clauses (i), (ii) and (iii) of Section 8(b) shall apply on the Conversion Date. Such adjustment shall be made by dividing each of the Threshold Appreciation Price and the Initial Price by a fraction, the numerator of which shall be either Fixed Conversion Rate immediately after such adjustment pursuant to Section 14(a)(i), 14(a)(ii), 14(a)(iii), l4(a)(iv), 14(a)(v) or 14(b) and the denominator of which shall be such Fixed Conversion Rate immediately before such adjustment; provided that if such adjustment to the Fixed Conversion Rates is required to be made pursuant to the occurrence of any of the events contemplated by Section 14(a)(i), l4(a)(ii), 14(a)(iii), 14(a)(iv), 14(a)(v) or 14(b) during the period taken into consideration for determining the Applicable Market Value, appropriate and customary adjustments shall be made to the Fixed Conversion Rates.
     (ii) If an adjustment is made to the Minimum Conversion Rate pursuant to Section 14(a)(i), 14(a)(ii), 14(a)(iii), 14(a)(iv), 14(a)(v) or 14(b), a proportional adjustment shall be made to each Cash Acquisition Stock Price column heading set forth in the table included in the definition of “Cash Acquisition Conversion Rate.” Such adjustment shall be made by multiplying each Cash Acquisition Stock Price included in such table by a fraction, the numerator of which is the Minimum Conversion Rate immediately prior to such adjustment and the denominator of which is the Minimum Conversion Rate immediately after such adjustment.
     (iii) No adjustment to the Conversion Rate need be made if Holders may participate in the transaction that would otherwise give rise to such adjustment, so long as the distributed assets or securities the Holders would receive upon conversion of the Convertible Preferred Stock—if such assets or securities are convertible, exchangeable, or exercisable—are convertible, exchangeable or exercisable, as applicable, without any loss of rights or privileges for a period of at least 45 days following conversion of the Convertible Preferred Stock. The applicable Conversion Rate shall not be adjusted:
     (A) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in the Common Stock under any plan;
     (B) upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan, employee agreement or arrangement or program of the Company;
     (C) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the Issue Date;
     (D) for a change in the par value of the Common Stock;
     (E) for cumulated and unpaid dividends or distributions; or
     (F) as a result of a tender offer solely to holders of fewer than 100 shares of the Common Stock.
     (iv) The Company shall have the power to resolve any ambiguity and its action in so doing, as evidenced by a resolution of the Board of Directors, or a duly authorized committee thereof, shall be final and conclusive unless clearly inconsistent with the intent hereof.
          (d) Notice of Adjustment. Whenever a Fixed Conversion Rate or the Cash Acquisition Conversion Rate, as applicable, is to be adjusted, the Company shall: (i) compute such adjusted Fixed Conversion Rate or the Cash Acquisition Conversion Rate, as applicable, and prepare and transmit to the Transfer Agent an Officer’s Certificate setting forth such adjusted Fixed Conversion Rate or the Cash Acquisition Conversion Rate, as applicable, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based; (ii) as soon as practicable following the occurrence of an event that requires an adjustment to a Fixed Conversion Rate or the Cash Acquisition Conversion Rate, as applicable (or if the Company is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the Convertible Preferred Stock of the occurrence of such event and (iii) as soon as practicable following the determination of a revised Fixed Conversion Rate or Cash Acquisition Conversion Rate, as applicable, provide, or cause to be provided, to the Holders of the Convertible Preferred Stock a statement setting forth in reasonable detail the method by which the adjustment to such Fixed Conversion Rate or the Cash Acquisition Conversion Rate, as applicable, was determined and setting forth such revised Fixed Conversion Rate or Cash Acquisition Conversion Rate, as applicable.
          (e) Reorganization Events. In the event of:
     (A) any consolidation or merger of the Company with or into another Person (other than a merger or consolidation in which the Company is the continuing corporation and in which the shares of Common Stock outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of the Company or another Person),
     (B) any sale, transfer, lease or conveyance to another Person of all or substantially all of the Company’s property and assets, or
     (C) any reclassification of the Common Stock into securities including securities other than the Common Stock (any such event specified in paragraphs (A) through (C), a “Reorganization Event”), each share of Convertible Preferred Stock outstanding immediately prior to such Reorganization Event shall, after such Reorganization Event, be convertible into the kind of securities, cash and other property receivable in such Reorganization Event (without any interest thereon and without any right to dividends or distribution thereon which have a record date that is prior to the Conversion Date) per share of Common Stock (the “Exchange Property”) by a holder of Common Stock that exercised his rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such Reorganization Event (provided that if the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each share of Common Stock held immediately prior to such Reorganization Event and in respect of which such rights of election shall have been exercised (“Electing Share”), then, for the purpose of this Section 14(e) the kind and amount of securities, cash and other property receivable upon such Reorganization Event by each Electing Share shall be deemed to be the weighted average of the kinds and amounts so receivable per share by the Electing Shares). The amount of Exchange Property receivable upon conversion of any Convertible Preferred Stock in accordance with Section 8 or 9 hereof shall be determined based upon the Conversion Rate in effect on such Conversion Date. The applicable Conversion Rate for purposes of such Sections 8 and 9 shall be (x) the Minimum Conversion Rate, in the case of an Early Conversion Date and (y) determined based upon the definition of Conversion Rate set forth in Section 8 and the Applicable Market Value at such time, in the case of the Mandatory Conversion Date.
     For purposes of this Section 14(e), “Applicable Market Value” shall be deemed to refer to the Applicable Market Value of the Exchange Property and such value shall be determined (A) with respect to any publicly traded securities that compose all or part of the Exchange Property, based on the Daily Closing Price of such securities, (B) in the case of any cash that composes all or part of the Exchange Property, based on the amount of such cash and (C) in the case of any other property that composes all or part of the Exchange Property, based on the value of such property, as determined by a nationally recognized independent investment banking firm retained by the Company for this purpose.
     The above provisions of this Section 14(e) shall similarly apply to successive Reorganization Events and the provisions of Section 14 shall apply to any shares of capital stock of the Company (or any successor) received by the holders of Common Stock in any such Reorganization Event.
     The Company (or any successor) shall, within 20 days of the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitute the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 14(e).
          (f) For purposes of this Section 14, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

          Section 15. Replacement Stock Certificates.
          (a) If physical certificates are issued, and any of the Convertible Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Company shall, at the expense of the Holder, issue, in exchange and in substitution for and upon cancellation of the mutilated Convertible Preferred Stock certificate, or in lieu of and substitution for the Convertible Preferred Stock certificate lost, stolen or destroyed, a new Convertible Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Convertible Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Convertible Preferred Stock certificate and indemnity, if requested, satisfactory to the Company and the Transfer Agent.
          (b) The Company is not required to issue any certificates representing the Convertible Preferred Stock on or after the Mandatory Conversion Date. In lieu of the delivery of a replacement certificate following the Mandatory Conversion Date, the Transfer Agent, upon delivery of the evidence and indemnity described above, shall deliver the shares of Common Stock issuable pursuant to the terms of the Convertible Preferred Stock formerly evidenced by the certificate.
          Section 16. Transfer Agent, Registrar, Redemption, Conversion and Dividend Disbursing Agent. The duly appointed Transfer Agent, Registrar, Redemption, Conversion and Dividend Disbursing Agent for the Convertible Preferred Stock shall be American Stock Transfer and Trust Company. The Company may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Company and the Transfer Agent; provided that the Company shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Company shall send notice thereof by first-class mail, postage prepaid, to the Holders of the Convertible Preferred Stock.
          Section 17. Form.
          (a) The Convertible Preferred Stock shall be issued in the form of one or more permanent global shares of Convertible Preferred Stock in definitive, fully registered form with the global legend (the “Global Shares Legend”) as set forth on the form of Convertible Preferred Stock certificate attached hereto as Exhibit A (each, a “Global Preferred Share”), which is hereby incorporated in and expressly made a part hereof. The Global Preferred Shares may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company). The Global Preferred Shares shall be deposited on behalf of the Holders of the Convertible Preferred Stock represented thereby with the Registrar, at its New York office as custodian for DTC or a Depositary, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Company and countersigned and registered by the Registrar as hereinafter provided. The aggregate number of shares represented by each Global Preferred Share may from time to time be increased or decreased by adjustments made on the records of the Registrar and the Depositary or its nominee as hereinafter provided. This Section 17(a) shall apply only to a Global Preferred Share deposited with or on behalf of the Depositary. The Company shall execute and the Registrar shall, in accordance with this Section 17, countersign and deliver initially one or more Global Preferred Shares that (i) shall be registered in the name of Cede & Co. or other nominee of the Depositary and (ii) shall be delivered by the Registrar to Cede & Co. or pursuant to instructions received from Cede & Co. or held by the Registrar as custodian for the Depositary pursuant to an agreement between the Depositary and the Registrar. Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Statement with Respect to Shares, with respect to any Global Preferred Share held on their behalf by the Depositary or by the Registrar as the custodian of the Depositary, or under such Global Preferred Share, and the Depositary may be treated by the Company, the Registrar and any agent of the Company or the Registrar as the absolute owner of such Global Preferred Share for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Registrar or any agent of the Company or the Registrar from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Share. The Holder of the Convertible Preferred Shares may grant proxies or otherwise authorize any Person to take any action that a Holder is entitled to take pursuant to the Convertible Preferred Shares, this Statement with Respect to Shares or the Amended and Restated Articles of

Incorporation. Owners of beneficial interests in Global Preferred Shares shall not be entitled to receive physical delivery of certificated shares of Convertible Preferred Stock, unless (x) the Depositary is unwilling or unable to continue as Depositary for the Global Preferred Shares and the Company does not appoint a qualified replacement for the Depositary within 90 days or (y) the Depositary ceases to be a “clearing agency” registered under the Exchange Act and the Company does not appoint a qualified replacement for the Depositary within 90 days. In any such case, the Global Preferred Shares shall be exchanged in whole for definitive shares of Convertible Preferred Stock in registered form, with the same terms and of an equal aggregate Liquidation Preference. Definitive shares of Convertible Preferred Stock shall be registered in the name or names of the Person or Person specified by the Depositary in a written instrument to the Registrar.
          (b) An Officer shall sign the Global Preferred Shares for the Company, in accordance with the Company’s bylaws and applicable law, by manual or facsimile signature.
     (i) If an Officer whose signature is on a Global Preferred Share no longer holds that office at the time the Transfer Agent authenticates the Global Preferred Share, the Global Preferred Share shall be valid nevertheless.
     (ii) A Global Preferred Share shall not be valid until an authorized signatory of the Transfer Agent manually countersigns such Global Preferred Share. The signature shall be conclusive evidence that such Global Preferred Share has been authenticated under this Statement with Respect to Shares. Each Global Preferred Share shall be dated the date of its authentication.
          Section 18. Miscellaneous.
          (a) All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Statement with Respect to Shares) with postage prepaid, addressed: (i) if to the Company, to its office at 1500 Corporate Drive, Canonsburg, Pennsylvania 15317, Attention: Chief Financial Officer or to the Transfer Agent at its Corporate Trust Office, or other agent of the Company designated as permitted by this Statement with Respect to Shares, or (ii) if to any Holder of the Convertible Preferred Stock or holder of shares of Common Stock, as the case may be, to such holder at the address of such holder as listed in the stock record books of the Company (which may include the records of any transfer agent for the Convertible Preferred Stock or Common Stock, as the case may be), or (iii) to such other address as the Company or any such holder, as the case may be, shall have designated by notice similarly given.
          (b) The Company shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Convertible Preferred Stock or shares of Common Stock or other securities issued on account of Convertible Preferred Stock pursuant hereto or certificates representing such shares or securities. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Convertible Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Convertible Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any person other than a payment to the Holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.
          (c) The Liquidation Preference and the annual dividend rate set forth herein each shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Convertible Preferred Stock. Such adjustments shall be determined in good faith by the Board of Directors and submitted by the Board of Directors to the Transfer Agent.
          (d) The Convertible Preferred Stock shall not be redeemable.

          (e) Any shares of Convertible Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, par value $0.50 per share, and may be reissued as part of a new series of Preferred Stock, par value $0.50 per share, subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation, or in any other Articles of Amendment creating a series of Preferred Stock, par value $0.50 per share, or any similar stock or as otherwise required by law.

FORM OF 6.5% MANDATORY CONVERTIBLE PREFERRED STOCK
SEE REVERSE FOR LEGEND

Number: [ ]

6.5% Mandatory Convertible Preferred Stock	[ ] Shares

CUSIP NO.: 628530206
MYLAN INC.
FACE OF SECURITY
This certifies that Cede & Co. is the owner of fully paid and non-assessable shares of the 6.5% Mandatory Convertible Preferred Stock, par value $0.50 of Mylan Inc. (hereinafter called the “Company”), transferable on the books of the Company by the holder hereof in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. This certificate and the shares represented hereby are issued and shall be held subject to all the provisions of the Amended and Restated Articles of Incorporation of Mylan Inc. and all amendments thereto (copies of which are on file at the office of the Transfer Agent) to all of which the holder of this certificate by acceptance hereof assents. This certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

     IN WITNESS WHEREOF, Mylan Inc. has executed this certificate as of the date set forth below.

MYLAN INC.

By:
Name:
Title:

Dated:

TRANSFER AGENT’S CERTIFICATE OF AUTHENTICATION
     This is one of the certificates representing shares of the Convertible Preferred Stock referred to in the within mentioned Statement of Mylan Inc.

as Transfer Agent

By:
Name:
Title: Authorized Signatory

Dated:

REVERSE OF SECURITY
MYLAN INC.
     The shares of 6.5% Mandatory Convertible Preferred Stock (the “Convertible Preferred Stock”) shall automatically convert on November 15, 2010 into a number of shares of common stock, par value $0.50 per share, of the Company (the “Common Stock”) as provided in the Statement with Respect to the Convertible Preferred Stock of the Company dated November 14, 2007 (the “Statement”). The shares of the Convertible Preferred Stock are also convertible at the option of the holder, into shares of Common Stock at any time prior to November 15, 2010 as provided in the Statement. The preceding description is qualified in its entirety by reference to the Statement, a copy of which shall be furnished by the Company to any holder without charge upon request addressed to the Secretary of the Company at its principal office in Canonsburg, Pennsylvania or to the Transfer Agent named on the face of this certificate.
     The Company shall furnish to any shareholders, upon request, and without charge, a full statement of the designations, relative rights, preferences and limitations of the shares of each class and series authorized to be issued so far as the same have been determined and of the authority of the Board of Directors to divide the shares into classes or series and to determine and change the relative rights, preferences and limitations of any class or series. Any such request should be addressed to the Secretary of the Company at its principal office in Canonsburg, Pennsylvania, or to the Transfer Agent named on the face of this certificate.
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CORPORATION OR THE TRANSFER AGENT NAMED ON THE FACE OF THIS CERTIFICATE, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.
TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE STATEMENT WITH RESPECT TO SHARES. IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE TRANSFER AGENT NAMED ON THE FACE OF THIS CERTIFICATE SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

ASSIGNMENT
For value received,                       hereby sell, assign and transfer unto
Please Insert Social Security or Other Identifying Number of Assignee

(Please Print or Typewrite Name and Address, Including Zip Code, of Assignee)

shares of the capital stock represented by the within certificate, and do hereby irrevocably constitute and appoint Attorney to transfer the said stock on the books of the within named Company with full power of substitution in the premises.
Dated

NOTICE:	The Signature to this Assignment Must Correspond with the Name As Written Upon the Face of the Certificate in Every Particular, Without Alteration or Enlargement or Any Change Whatever.
SIGNATURE GUARANTEED

(Signature Must Be Guaranteed by a Member of a
Medallion Signature Program)
     FURTHER RESOLVED, that the Appropriate Officers (as defined in the resolutions of the Board of Directors adopted on October 30, 2007) are hereby authorized and directed to file with the Corporation Bureau of the Department of State of the Commonwealth of Pennsylvania a Statement with Respect to Shares of a Domestic Business Corporation (15 Pa.C.S. § 1522) which shall become effective upon filing with respect to the Convertible Preferred Stock.